Exhibit (a)(8)

CIENA CORPORATION
STOCK OPTION EXCHANGE PROGRAM
FAQ’s

Q:	Why is CIENA offering a Stock Option Exchange Program?

A:	The price of CIENA’s stock has been very volatile in the past two years, and many employees hold options that are “underwater” (i.e., the exercise price of the option is greater than the current market value of the stock). Stock options are of little value to CIENA and to its employees if it is unlikely that the options will be “above water” in a reasonable amount of time.

Q:	Do I have to participate in the Stock Option Exchange Program?

A:	No. You may elect to keep the options you have at their current exercise prices.

Q:	How do I know whether I should participate?

A:	Participation is an individual decision. You should take all of the variables into consideration, including the exercise price of the options you hold and your expectation of what CIENA’s stock price will be in the future. You may also wish to consult an investment attorney or other certified financial professional to assess whether participation is right for you.

Q:	What if I elect to participate but leave CIENA before shares are reissued in November?

A:	You must be an active employee of CIENA when replacement shares are issued in November in order to receive these shares. Any break in service during this time will render you ineligible to receive replacements for your cancelled shares.

Q:	What if change my mind after I elect to participate?

A:	You may elect to withdraw your election at any time during the election period (April 17, 2002 to May 17, 2002). After the election period ends at

5:00 p.m. Eastern Daylight time on May 17, 2002), you may not elect to withdraw your election.

Q:	Who is eligible to participate?

A:	Employees in the United States, and non-US based employees who are on payroll of CIENA Corporation or CIENA Communications, Inc., who hold stock options under either the CIENA Corporation Third Amended and Restated 1994 Stock Option Plan, the CIENA Corporation 1999 Non-Officer Stock Option Plan, or the Cyras Systems, Inc. 1998 Stock Plan, with an exercise price of greater than $12 per share are eligible to participate in the program.

Q:	Who is not eligible to participate?

A:	Non-US based employees who are not on the payroll of CIENA Corporation or CIENA Communications, Inc., independent contractors and other non-employees, members of the Board of Directors, and people who are or were characterized as Section 16 officers under the Securities Exchange Act of 1934, as amended, are not eligible to participate in the program.

Q:	Why are non-US based employees ineligible to participate?

A:	CIENA currently has operations in sixteen countries outside of the United States, many of which have complex rules regarding stock option programs. The accounting and tax treatment of the options and option exchange program is complex and difficult to administer effectively, and would not necessarily be advantageous to non-US based employees.

Q:	What will CIENA do for international employees since they are ineligible to participate?

A:	This decision will be made by the Human Resources Committee of the Board of Directors.

Q:	What will the vesting and term of the new grant be for options issued on or before October 16, 2001 that are exchanged as part of the Stock Option Exchange Program?

A:	Options will vest monthly in equal installments over three years with no guaranteed 12 month acceleration upon change of control. For every two option shares cancelled, you will receive one option share at the market exercise price at the time of reissue.

Q:	What will the vesting and term of the new grant be for options issued after October 16, 2001 that are exchanged as part of the Stock Option Exchange Program?

A:	Options will continue to vest over four years with 25% vesting after the first year and monthly thereafter with guaranteed 12 month acceleration upon change of control. For every one option share cancelled, you will receive one option share at the market exercise price at the time of reissue.

Q:	Why do I have to wait six (6) months to exercise my new options?

A:	Under the Fair Labor Standards Act (FLSA), a company is required to include gains from option exercises in the overtime pay calculation for non-exempt employees unless the options satisfy the applicable exemption under the FLSA. One of the requirements for the FLSA exemption is that options not be exercisable for the first six (6) months after the options are granted. All of the old options satisfied this six month waiting period requirement because the old options did not become vested until one year after the date of their grant dates.

Q:	Why not give another supplemental or special grant to everyone instead?

A:	While a supplemental grant addresses the immediate need to provide incentive to employees, it does not address the issue of “overhang,” which refers to the number of underwater options the employee holds that remain underwater even after the supplemental grant. Since it is unlikely that some of these shares (e.g., shares granted at $130.00) would be exercisable in the foreseeable future, the options would remain in the employee’s name until the term of the options expired or until that person’s employment with CIENA ended. During that time, those options would not be usable by the employee, nor would they be able to be used by CIENA.

Q:	Why do I only get one share for every two shares I exchange for options issued on or before October 16, 2001?

A:	CIENA is offering you the opportunity to realize value for your options, some of which are considerably underwater. The exchange rate is the tradeoff for your participation in the program. CIENA is able to reduce the total number of shares outstanding which is perceived in the market to strengthen the value of CIENA stock. You also get options that are potentially more valuable than what you had before.

Q:	Why do I have to wait six months and one day for the options to be reissued?

A:	The Securities and Exchange Commission (SEC) has strict rules regarding the exchange of stock options. If CIENA did not wait the specified amount of time to issue the new options, the Company would incur a significant accounting charge because of these rules.

Q:	What if the stock price goes up in the next six months?

A:	No one can accurately predict where the price of a given stock will be in six months. Depending on the original exercise price of your options, it is possible that the exercise price six months from now could be higher than your original exercise price. It is left to your judgment which shares you turn in and which shares you keep. Consult your tax advisor for specific investment advice.

Q:	Can I turn in part of a grant for cancellation and reissue?

A:	No. If you decide to turn in any unexercised shares granted on a particular date, you must turn in all unexercised shares granted on that date. For example, if you were granted 250 shares on 4/9/01, you cannot exchange 125 shares and keep 125 shares. All 250 shares would have to be exchanged.

Q:	If I am participating in the Stock Option Exchange Program, what will happen to options that I have received recently?

A:	If you are participating in the Stock Option Exchange Program, any options granted after October 16, 2001 will have to be exchanged and cancelled because they fall within a six month look back period of the commencement of the Stock Option Exchange Program (4/17/02). If you have promotional or other options granted during this period, these shares will be automatically cancelled and reissued at a one-for-one exchange rate on or about November 18, 2002.

Q:	My original options were Incentive Stock Options. Will my new options be Incentive Stock Options?

A:	No. All new options will be Nonqualified Stock Options.

Q:	What if CIENA is acquired by another company before the replacement grants are issued?

A:	If an acquisition did occur, CIENA would make every effort to ensure that the acquirer would be contractually obligated to honor the terms of the Stock Option Exchange Program. While no acquisition of CIENA is currently being planned, acquisitions can occur. Should CIENA be acquired, the new options with three year and monthly vesting in equal installments are not subject to guaranteed 12 month acceleration upon a change of control.

Q:	What about the May and October Semi-Annual Grants that would normally occur during these six months?

A:	While the Stock Option Exchange Program is underway, the May and October semi-annual grants will be suspended for all employees, regardless of their participation in the Stock Option Exchange Program.

Q:	Will there be a make-up for the Semi-Annual Grants not given in May and October in December?

A:	That decision will be made by the Human Resources Committee of the Board of Directors.

Q:	Will new employees be eligible for a new hire grant?

A:	New employees will be eligible to receive a new hire grant. If a new employee joins the Company prior to May 17, 2002, he or she will be eligible to participate in the Stock Option Exchange Program provided that the exercise price of new hire grant is greater than $12 per share. Any new hire after May 17, 2002 will not be eligible to participate in the Stock Option Exchange Program.

Q:	What if I participate in the Stock Option Exchange Program and receive a promotion during the six months and one day waiting period? Will I receive a promotional grant?

A:	If you are promoted during this six month period, you will not receive a promotional grant until tendered options are re-granted on or about November 18, 2002. Promotional option shares that you receive when tendered options are re-granted will have the normal, four-year vesting schedule with 25% vesting in the first year and monthly vesting thereafter and provisions for guaranteed 12 month acceleration upon change of control.

Q:	What if I do not participate in the Stock Option Exchange Program and receive a Promotion during the six months and one day waiting period? Will I receive a promotional grant?

A:	If you do not participate in the Stock Option Exchange Program and are promoted, you will receive your promotional grant at the time of the promotion. The promotional option shares will have the normal, four-year vesting schedule with 25% vesting in the first year and monthly vesting thereafter and provisions for guaranteed 12 month acceleration upon change of control.

Q:	If I decide to participate in the Stock Option Exchange Program, will I have to pay taxes on the exchange?

A:	Under current IRS regulations, we believe that the exchange will be treated as non-taxable for U.S. employees filing in the U.S. As with any significant transaction, however, you should consult your tax advisor to determine the specific tax ramifications of tendering options in this offer.

Q:	Where can I get more information on CIENA’s Stock Option Exchange Program?

A:	Beyond the packet of information you will receive by mail, there are several ways to obtain more information on the Stock Option Exchange Program.
1. CIENAnet link
2. Email Stock Option Administration Group at Options@ciena.com
3. Call the Stock Option Administration Group at (410) 981-7377